Exhibit 10.3

VISTEON CORPORATION 2010 INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AGREEMENT

Visteon Corporation, a Delaware corporation (the “Company”), subject to the terms of the Visteon Corporation 2010 Incentive Plan (the “Plan”) and this Agreement, hereby grants to Timothy D. Leuliette (the “Participant”), restricted stock units (“Restricted Stock Units”) as further described herein.

1.	Grant of Restricted Stock Units.

The Company hereby grants to the Participant 85,256 Restricted Stock Units, effective as of September 30, 2012 (the “Grant Date”) and subject to the restrictions set forth in this Agreement. In the event of certain corporate transactions, the number of Restricted Stock Units covered by this Agreement may be adjusted by the Committee as further described in Section 13 of the Plan.

2.	Vesting of Restricted Stock Units.

(a) During the Participant’s continuous employment with the Company, the Restricted Stock Units will vest in accordance with the following vesting schedule:

(i) 28,418 will vest on August 10, 2013;

(ii) 28,419 will vest on August 10, 2014; and

(iii) 28,419 will vest on August 10, 2015.

(b) If a Change in Control (as defined in Paragraph 3(e) of this Agreement) occurs before all of the Restricted Stock Units granted under this Agreement have vested, the following rules will apply, in addition to the vesting provided for in Paragraph 2(a):

(i) If the Restricted Stock Units are not assumed, converted or replaced by the acquirer or other continuing entity, the outstanding Restricted Stock Units that have not previously vested will become fully vested immediately before the Change in Control.

(ii) If (A) the Restricted Stock Units are assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment is terminated within 24 months following the Change in Control, either (x) by the Company without Cause (other than by reason of death or disability), or (y) by the Participant for Good Reason, the outstanding Restricted Stock Units that have not previously vested will become fully vested immediately upon the termination of the Participant’s employment.

3.	Termination of Employment.

(a) Except as set forth in Paragraph 2(b) or in the remaining provisions of this Paragraph 3, if the Participant’s employment with the Company is terminated for any reason, the Participant will forfeit any and all rights to Restricted Stock Units that have not vested on the termination date, and such Restricted Stock Units will be cancelled.

(b) Notwithstanding the provisions of Paragraph 3(a), if the Participant is placed on an approved leave of absence, with or without pay, the Restricted Stock Units will vest in accordance with the provisions of Paragraph 2 as if the Participant was actively employed.

(c) Notwithstanding the provisions of Paragraph 3(a), if the Participant’s employment with the Company is terminated by reason of disability (as defined in the Company’s long-term disability plan), death, involuntary termination by the Company without Cause or voluntary termination by the Participant for Good Reason, and either (x) the Participant had remained in the employ of the Company for at least 180 days following the Grant Date, or (y) a Change in Control has occurred before the termination of employment, the Restricted Stock Units that have not previously vested and that do not fully vest upon that termination pursuant to Paragraph 2(b)(ii) will vest on a pro rata basis so that, taking into account the Restricted Stock Units, if any, that have previously vested pursuant to Paragraph 2(a)(i) or pursuant to Paragraphs 2(a)(i) and 2(a)(ii), the percentage of all Restricted Stock Units granted under this Agreement that is vested is equal to 100% multiplied by a fraction, the numerator of which is the number of days from August 10, 2012 to the date of the termination of the Participant’s employment, inclusive, and the denominator of which is 1,095 (i.e.: the number of days from August 10, 2012 through August 10, 2015).

(d) For purposes of this Agreement, the terms “Cause” and “Good Reason” have the meanings given to those terms, respectively, in the Participant’s Employment Agreement with the Company entered into of even date herewith (“Employment Agreement”) (if the termination occurs before a Change in Control) or in the Participant’s Change in Control Agreement with the Company entered into of even date herewith (“Change in Control Agreement”) (if the termination occurs upon or after a Change in Control).

(e) For purposes of this Agreement, the term “Change in Control” has the meaning given to that term in the Plan, modified by substituting for paragraph (B) of the definition of that term in the Plan, the following language:

“(B) within any twelve month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, at the beginning of the twelve month period, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twelve month period or whose appointment, election or nomination for election was previously so approved or recommended (for these purposes, (x) a threatened election contest will be deemed to have occurred only if any person or entity publicly announces a bona fide intention to engage in an election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company, and (y) a withhold vote campaign with respect to any director will not by itself constitute an actual or threatened election contest);”

4.	Restricted Stock Unit Account and Settlement of Vested Units.

(a) The Company will credit the Restricted Stock Units to an account in the name of the Participant. The Participant’s vested Restricted Stock Units will be settled upon the earliest to occur of (i) the vesting date applicable to such Restricted Stock Unit as set forth in Paragraph 2(a) above (disregarding any acceleration of the vesting date under Paragraph 2(b) or Paragraph 3 above), (ii) in the case of accelerated vesting under Paragraph 3(c) due to the death of the Participant, as soon as practicable (and in any event within 60 days) following the Participant’s date of death, or (iii) in any other case in which the Participant terminates employment and is entitled to accelerated vesting, within ten days thereafter, except to the extent that Code Section 409A(b)(2)(B) (i) requires that payment be postponed for six months and one day, or Participant’s earlier death occurring, after the date of the Participant’s “separation from service” (such applicable date, the “Settlement Date”). Notwithstanding the foregoing, the Company may, in its sole discretion and to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this Agreement and pay all outstanding Restricted Stock Units to the Participant, on a fully vested and immediately payable basis, on a Settlement Date within 30 days before, upon or within twelve months after Change in Control that constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(b) Settlement will be made through the delivery of one share of Stock for each vested Restricted Stock Unit, less applicable withholding and brokerage fees associated with the sale of any shares to pay applicable withholding. Any shares of Stock will be issued in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Stock but will pay, in lieu thereof, cash equal to the Fair Market Value of such fractional share. Notwithstanding the foregoing, the Committee may direct that in lieu of settlement through delivery of Stock, the Participant’s vested Restricted Stock Units will be settled by a single lump sum payment equal to the number of vested Restricted Stock Units to be settled multiplied by the Fair Market Value on the Settlement Date of a share of the Stock, less applicable withholding taxes. All Restricted Stock Units that have become vested and are settled will be cancelled.

(c) The Company may retain the services of a third-party administrator to perform administrative services in connection with the Plan. To the extent the Company has retained such an administrator, any reference to the Company will be deemed to refer to any such third-party administrator retained by the Company, and the Company may require the Participant to exercise the Participant’s rights under this Agreement only through such third-party administrator.

5.	Dividend Equivalents.

Upon each Settlement Date, with respect to each Restricted Stock Unit being settled on that date, the Participant will be entitled to receive payment of the same amount of cash, subject to applicable tax withholding, that the Participant would have received as cash dividends if, on each record date during the period from the Grant Date through the Settlement Date, the Participant had been the holder of record of one share of Stock.

6.	Withholding.

(a) Upon the vesting or settlement of previously granted Restricted Stock Units pursuant to Paragraphs 3 or 4 above, the Company may satisfy its tax withholding obligations in any manner determined by the Committee, including by withholding a portion of the Participant’s cash compensation or by withholding a number of Restricted Stock Units or shares of Stock having a Fair Market Value, as determined by the Committee, equal to the amount required to be withheld. The Fair Market Value of any fractional Restricted Stock Unit remaining after the withholding requirements are satisfied will be paid to the Participant in cash. The Company may also require the Participant to deliver a check in the amount of any tax withholding obligation, or to otherwise indemnify the Company, as a condition to the issuance of any stock hereunder.

b. Dividend equivalents paid on Restricted Stock Units are subject to applicable tax withholding as described in Paragraph 6(a).

7.	Conditions on Award.

(a) Notwithstanding anything herein to the contrary, the Committee may cancel an award of Restricted Stock Units, and may refuse to settle vested Restricted Stock Units, if before a Change in Control and during the period from the date of the Participant’s termination of employment from the Company to the date of settlement, the Committee determines that the Participant has either (i) refused to be available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company with respect to any matter that was handled by the Participant or under the Participant’s supervision while the Participant was in the employ of the Company or (ii) engaged in any activity in violation of the non-competition and/or non-solicitation covenants under the Employment Agreement or the Change in Control Agreement, as may apply.

(a) Notwithstanding anything herein to the contrary, the Participant may be required to forfeit or repay any or all shares of Stock and/or dividend equivalents received by the Participant under this Agreement pursuant to the terms of any compensation recovery or clawback policy that may be adopted by or applicable to the Company under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

8.	Nontransferability.

Except as provided in Paragraph 9 of this Agreement, the Participant has no right to sell, assign, transfer, pledge, or otherwise alienate the Restricted Stock Units, and any attempted sale, assignment, transfer, pledge or other conveyance will be null and void.

9.	Beneficiary.

The Participant may designate a beneficiary to receive any settlement of vested Restricted Stock Units that may be made on or after the Participant’s death on the form or in the manner prescribed for such purpose by the Committee. Absent such designation, the Participant’s beneficiary will be the Participant’s estate. The Participant may from time to time revoke or change the beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Company. If the Participant designates his spouse as beneficiary, such designation automatically will become null and void on the date of the Participant’s divorce or legal separation from such spouse. The last such designation received by the Company will be controlling; provided, however, that no designation, or change or revocation thereof, will be effective unless received by the Company before the Participant’s death, and in no event will any designation be effective as of a date before such receipt. If the Committee is in doubt as to the identity of the beneficiary, the Committee may deem the Participant’s estate as the beneficiary, or the Company may apply to any court of appropriate jurisdiction and such application will be a complete discharge of the liability of the Company therefor.

10.	Securities Law Restrictions.

(a) The Participant acknowledges that any stock that may be transferred to the Participant in settlement of vested Restricted Stock Units, is being acquired for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended (the “Act”). The Participant agrees and acknowledges, with respect to any stock that has not been registered under the Act, that (i) the Participant will not sell or otherwise dispose of such stock except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for the Company is exempt from such registration, and (ii) a legend may be placed on the certificates for the stock to such effect. As further conditions to the issuance of the stock, the Participant agrees for himself or herself, the Participant’s beneficiary, and the Participant’s heirs, legatees and legal representatives, before such issuance, to execute and deliver to the Company such investment representations and warranties, and to take such other actions, as the Committee determines may be necessary or appropriate for compliance with the Act and any applicable securities laws.

(b) Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, may delay settlement of or transferring stock to the Participant or the Participant’s beneficiary in settlement of vested Restricted Stock Units or may impose restrictions or conditions on the Participant’s (or any beneficiary’s) ability to directly or indirectly sell, hypothecate, pledge, loan, or otherwise encumber, transfer or dispose of the stock, if the Committee determines that such action is necessary or desirable for compliance with any applicable state, federal or foreign law, the requirements of any stock exchange on which the stock is then traded, or is requested by the Company or the underwriters managing any underwritten offering of the Company’s securities pursuant to an effective registration statement filed under the Act.

11.	Voting Rights.

The Participant will have no voting rights with respect to the Restricted Stock Units.

12.	Limited Interest.

(a) The grant of the Restricted Stock Units will not be construed as giving the Participant any interest other than as provided in this Agreement. The Participant will have no rights as a shareholder as a result of the grant or vesting of the Restricted Stock Units unless and until shares of Stock are issued in settlement of vested Restricted Stock Units.

(b) The grant of the Restricted Stock Units will not confer on the Participant any right to continue as an employee or continue in service of the Company, nor interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

(c) The grant of the Restricted Stock Units will not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the stock or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.

(d) The Participant acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Restricted Stock Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Stock Units or benefits in lieu of Restricted Stock Units in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares or units to be granted, and restrictions placed on such shares or units.

13.	Consent to Transfer of Personal Data.

The Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect the Participant’s ability to participate in the Plan. The Company holds certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock or units awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Visteon Corporation and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Stock acquired pursuant to the Plan. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Participant’s ability to participate in the Plan.

14.	Incorporation by Reference.

The terms of the Plan are expressly incorporated herein by reference. Capitalized terms not otherwise defined in this Agreement have the meanings ascribed to them under the Plan. In the event of any conflict between this Agreement and the Plan, this Agreement will govern.

15.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to any conflict of laws principles thereof.

16.	Severability.

If any provision of the Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement is to be construed and enforced as if the illegal or invalid provision has not been inserted.

17.	Amendment.

This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of Visteon Corporation and the Participant.

18.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

VISTEON CORPORATION

By:	/s/ Michael Sharnas
Michael Sharnas, Senior Vice President and General Counsel

September 30, 2012